Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated July 9, 2009, relating to the financial statements of Brasil Telecom S.A., and the effectiveness of Brasil Telecom S.A.’s internal control over financial reporting (which reports express (1) an unqualified opinion on the financial statements and include explanatory paragraphs referring to the fact that the financial statements for the prior periods have been restated for changes in Brazilian accounting practices in 2008 for comparative purposes, the plans for the merger of Brasil Telecom Participações S.A. into the Brasil Telecom S.A., and the fact that the Company has restated its presentation of the reconciliations of differences between Brazilian accounting practices and accounting principles generally accepted in the United States of America of its shareholders’ equity as of December 31, 2007 and net income for the two years period then ended, and (2) an adverse opinion on the effectiveness of internal control over financial reporting because of the effect of a material weakness identified by management relating to the financial statement closing process in connection with the reconciliations of shareholders’ equity and net income from Brazilian accounting practices to accounting principles generally accepted in the United States of America), appearing in the Annual Report on Form 20-F of Brasil Telecom S.A. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte Touche Tohmatsu Auditores Independentes

Rio de Janeiro, August 12, 2009